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                                                                 Exhibit 99.1

                                                                 News Release

FOR IMMEDIATE RELEASE
ST. LOUIS, MISSOURI
August 2, 2004

           ANGELICA COMPLETES SALE OF LIFE UNIFORM RETAIL DIVISION

August 2, 2004 St. Louis, Missouri - Angelica Corporation (NYSE: AGL) today announced that it has completed the previously announced sale of its Life Uniform retail division to Healthcare Uniform Company, Inc., an affiliate of Sun Capital Partners, Inc.

The assets acquired by Healthcare Uniform include 196 retail healthcare uniform and shoe stores, as well as Life Uniform's fully integrated catalogue, e-commerce and on-the-job shopping platform operations and associated inventory. A total of 17 stores not included in the sale have been closed. The sale will be reported as part of Angelica's second quarter results.

"With the completion of this transaction, we are now a `pure play' healthcare linen management services business," said Steve O'Hara, President and CEO. "We will now be able to concentrate all of our resources on Angelica's core business of linen management, and we believe we have the leadership and financial resources required to capitalize on this significant market opportunity in the healthcare industry. Our plan is to expand our market share and increase our operating leverage by targeting regional hospital markets as well as clinics and long-term care facilities, as we look to improve our profitability and increase shareholder value."

Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, is a leading provider of linen management services throughout the United States healthcare market.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts of market-leading companies.


Forward-Looking Statements
--------------------------

Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, potential adjustments to reserves for discontinued operations, the ability of the Company to accomplish its strategy of re-directing its resources to its healthcare linen management business in a timely and financially advantageous manner, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, the ability to identify, negotiate, fund and integrate acquisitions, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

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For additional information contact:

CONTACT: STEVE O'HARA
PRESIDENT AND CEO
JIM SHAFFER
CHIEF FINANCIAL OFFICER
ANGELICA CORPORATION
TELE:  (314) 854-3800

OR

JOHN MILLS
INTEGRATED CORPORATE RELATIONS, INC.
(310) 395-2215